Exhibit 99.1

For Immediate Release

AudioEye, Inc. Hires Todd Bankofier as CEO

Dr. Carr Bettis Remains Executive Chairman

TUCSON, Arizona – November 10, 2015 - AudioEye, Inc. (OTCQB: AEYE) ("AudioEye") (the “Company”) today announced that it has hired Todd Bankofier as its Chief Executive Officer. Dr. Bettis will continue as Executive Chairman and Chairman of the Board of Directors.

“Todd is a strong principled leader who cares deeply about making the web and digital content fully accessible, not only for the 5% -10% of the population that is disabled, but for everyone using digital content,” stated Dr. Carr Bettis, Executive Chairman of AudioEye, Inc. “He is an experienced and successful technology executive, and I feel privileged to have Todd by my side in building this business.”

“Having served the past two months as an Advisory Board member and executive consultant, I have been able to engage with clients, prospects, partners, current employees and shareholders,” stated Todd Bankofier. “AudioEye has tremendous personnel and technology assets, strong and committed shareholders and an exemplary Board of Directors.”

Dr. Bettis added, “Over the past several months we have right-sized our cost structure, streamlined our third party relationships, carefully invested in our technology, and refined our ‘go to market’ strategy. In the past several weeks the EPA has adopted our technology, and the FCC has renewed its contract for another year (both via a contract with our partner, ZenDesk). We have also signed trial period contracts with two well-known consumer brands.”

“We have an aggressive agenda for sales growth, marketing, and intellectual property development,” further added Bankofier, “and I am prepared to pursue the successful execution of our Board-approved strategy.”

Mr. Bankofier’s salary has been set at $125,000 per annum. The Compensation Committee is developing a performance-based equity incentive plan for Mr. Bankofier, which it intends to implement beginning in 2016.

Dr. Bettis, whose $175,000 salary is paid entirely in the form of options and warrants, has voluntarily agreed to limit the number of options and warrants he receives to 750,000 per quarter, and to defer any additional owed compensation for up to a year, when he will be paid his deferred compensation either in the form of equity or cash, at the discretion of the Compensation Committee.

About Todd Bankofier

Todd Bankofier’s experience includes leadership roles served in the public sector, the non-profit sector and as an entrepreneur. As a principal in Fairmont Capital Group (FCG) since 2008, Mr. Bankofier was responsible for day-to-day oversight of multiple asset holdings, including strategic planning, revenue generation, technology evolution, operational effectiveness and public relations for all FCG entities.

Mr. Bankofier served as General Manager of Ensynch, which was at the time one of Arizona’s largest Information Technology services company. He was President and CEO of the Arizona Technology Council (ATC), the State’s leading technology organization, from 2002 – 2006. Before joining the ATC, he spent four years as Vice President of National Sales for XO Communications, a national telecommunications company, where he managed a national sales team to four years of record sales growth. Mr. Bankofier also served in Washington, D.C. for four years as a lobbyist for the Department of Energy, and also had the pleasure of serving as Chief of Staff for Maricopa County Supervisor, Jim Bruner.

Since arriving in Arizona in 1988, Bankofier has been actively involved in numerous corporate and volunteer boards and activities. He serves on the Advisory Board of Mutual of Omaha Bank, and he has served on the Arizona Governor’s Council for Innovation and Technology. He received a gubernatorial appointment to the State Board of Education (1998-2002). Bankofier has also been deeply involved with numerous other community organizations, including the Fiesta Bowl Committee, Central Arizona Shelter Services Board, and multiple Arizona State University Alumni Boards and Commissions. He was named “Man of the Year” by the Arizona YWCA in 1995 and “Father of the Year” in 2007 by the American Diabetes Association.

About AudioEye, Inc.

Incorporated in 2005, AudioEye provides enhanced web access and usability for its clients' customers through AudioEye's Ally™ platform. The Ally+ product allows AudioEye's clients to reach more customers, build more brand loyalty, retain more customers and secure more repeat business.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE". The Company maintains offices in Tucson and Atlanta.

Forward-Looking Statements

Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

For further information, please contact:

David Kovacs

Strategic Consultant

AudioEye, Inc.

(866) 331-5324

or

RJ Falkner & Company, Inc.

Investor Relations Counsel

(830) 693-4400

info@rjfalkner.com